CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-48627 and No. 33-56966 and Form S-3 No. 33-51097)
pertaining to the Smith's Food & Drug Centers, Inc. Amended and Restated 1989 Stock Option Plan, the Smith's Food & Drug Centers, Inc. 1993 Employee Stock Purchase Plan, and the Smith's Food & Drug Centers, Inc. Pass Through Certificates of our report dated January 29, 1996, with respect to the consolidated financial statements of Smith's Food & Drug Centers, Inc. included in the Annual Report (Form 10-K) for the fiscal year ended December 30, 1995.

                              ERNST & YOUNG LLP

Salt Lake City, Utah
March 26, 1996